EXHIBIT 23.13




                  [LETTERHEAD OF WOOLARD, KRAJNIK & COMPANY, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS]




                          INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in the Registration Statement of CUC International, Inc. on Form S-8 of our report dated June 22, 1995 (except for Note 13, as to which the date is October 12, 1995), related to the financial statements of Century 21 of Eastern Pennsylvania Inc. as of and for the years ended April 30, 1995 and 1994, included in HFS, Incorporated's Current Report on Form 8-K dated February 16, 1996 and incorporated by reference in the Joint Proxy Statement of CUC International, Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997.



         /s/ Woolard, Krajnik & Company, LLP

         WOOLARD, KRAJNIK & COMPANY, LLP
         Exton, Pennsylvania
         December 16, 1997